SEVENTH AMENDMENT TO SECURITIZATION AGREEMENTS AND WAIVER


             THIS SEVENTH AMENDMENT TO SECURITIZATION AGREEMENTS AND WAIVER (this "Amendment"), made and entered into as of April 23, 2001, by and between CONE RECEIVABLES II LLC, a North Carolina limited liability company ("CRLLC"), CONE MILLS CORPORATION, a North Carolina corporation ("Cone Mills"), CONE FOREIGN TRADING LLC, a North Carolina limited liability company ("CFT"; each of CRLLC, Cone Mills and CFT being herein referred to as a "Company" and, collectively, as the "Companies"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"), acting in its capacities as the Purchaser, Operating Agent, Collateral Agent, Letter of Credit Provider and Letter of Credit Agent (as such terms are defined in the Purchase Agreement described below).


                               W I T N E S E T H:

         WHEREAS, Cone Mills and CRLLC entered into that certain Receivables Transfer Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Transfer Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Annex X to the Transfer Agreement as amended through this Amendment), whereby Cone Mills agreed (and each Subsidiary of Cone Mills which thereafter becomes an Originator will agree) to sell, contribute or otherwise transfer to CRLLC, and CRLLC agreed to purchase or otherwise acquire from such Originators, all of the right, title and interest of such Originators in the Receivables; and

         WHEREAS, CRLLC, as Seller, Redwood Receivables Corporation ("Redwood"), as Purchaser, Cone Mills, as Servicer, and GECC, as Operating Agent and as Collateral Agent, entered into that certain Receivables Purchasing and Servicing Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Purchase Agreement"; the Transfer Agreement and the Purchase Agreement are herein collectively referred to as the "Securitization Agreements"), whereby Purchaser agreed, among other things, to purchase from CRLLC from time to time the Receivables sold or contributed to CRLLC pursuant to the Transfer Agreement; and

         WHEREAS, Redwood and GECC entered into that certain Assignment Agreement, dated as of the date hereof (the "Redwood Assignment"), under which Redwood assigned and delegated to GECC, pursuant to Section 2.05 of the Liquidity Loan Agreement, all of Redwood's rights, titles and interests in and to, and all of Redwood's obligations under, the Purchase Agreement and the other Related Documents; and

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         WHEREAS, the Securitization Agreements were amended pursuant to that certain First Amendment and Waiver to Securitization Agreements, dated as of November 16, 1999, among the parties hereto, that certain Second Amendment to Securitization Agreements, dated as of January 28, 2000, among the parties thereto, that certain Third Amendment to Securitization Agreements, dated as of March 31, 2000, among the parties thereto, that certain Fourth Amendment to Securitization Agreements and Additional Originator Joinder Agreement, dated as of April 24, 2000, among such parties, that certain Fifth Amendment to Securitization Agreements, dated as of June 30, 2000, among such parties, and that certain Sixth Amendment to Securitization Agreements, dated as of December 11, 2000, among such parties; and

         WHEREAS, the Companies have requested that the Securitization Agreements be further amended in certain respects, and the parties hereto are willing to agree to such amendments, subject to the terms and conditions of this Amendment; and

         WHEREAS, a Termination Event has occurred and is continuing on this date as a result of the failure of Cone Mills and its Subsidiaries to comply with the Minimum Fixed Charge Coverage Ratio covenant set forth in paragraph (a) of Annex G to the Purchase Agreement for the Fiscal Quarter ending April 1, 2001; and

         WHEREAS, the Companies have requested that the Purchaser and the Operating Agent waive such Termination Event, and the Purchaser and the Operating Agent are willing to grant such waiver subject to the terms and conditions of this Amendment.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Waiver of Default. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions precedent specified in Section 7 below, the Purchaser and the Operating Agent hereby waive any Termination Event or Incipient Termination Event under the Purchase Agreement which may have resulted from the failure of Cone Mills and its Subsidiaries to comply with the Minimum Fixed Charge Coverage Ratio covenant set forth in paragraph (a) of Annex G to the Purchase Agreement for the Fiscal Quarter ending April 1, 2001; provided that this waiver relates solely to the covenant and period specified above, and nothing in this Amendment is intended, or shall be construed, to waive any other Termination Event or Incipient Termination Event.

         2. Amendment of Securitization Agreements. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions precedent specified in Section 7 below, the Securitization Agreements shall be amended as follows:

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             (a) Section 2.01(b) of the Transfer Agreement is hereby
deleted in its entirety and the following new Section 2.01(b) is hereby substituted in lieu thereof:

             (b) Determination of Sold Receivables. On and as of each Transfer Date, those Approved Receivables sold to, and purchased by, CRLLC shall consist of (i) all Approved Receivables owned by each Restricted Originator and (ii) those Approved Receivables owned by each Stockholder Originator and identified by reference to the General Trial Balance of such Originator for sale to CRLLC (each such Receivable individually, a "Sold Receivable," and collectively, the "Sold Receivables"). The Sale Price of all Sold Receivables shall not exceed the amount of cash available to CRLLC for the payment thereof.

             (b) Section 2.03(a) of the Purchase Agreement is hereby amended by deleting the words "the third Business Day of the week" in the initial clause of the first sentence of such section and by inserting in lieu thereof the words "each Business Day".

             (c) Section 2.04(b)(ii) of the Purchase Agreement is hereby deleted in its entirety and the following new Section 2.04(b)(ii) is hereby substituted in lieu thereof:

             (ii) Payment of Purchase Price. The Purchaser shall, or shall cause the Operating Agent to, make available to or on behalf of the Seller on each Business Day during the Revolving Period, in same day funds, all amounts on deposit in the Collection Account that are to be disbursed to or on behalf of the Seller as payment for the Transferred Receivables pursuant to Section 6.03.

             (d) Section 2.07(b) of the Purchase Agreement is hereby amended by deleting the words "Settlement Date" therefrom and by substituting, in lieu thereof, the words "Business Day".

             (e) Section 3.02 of the Purchase Agreement is hereby amended by adding a semicolon and the word "or" at the end of clause (g) thereof and by adding the following new clause (h) at the end thereof:

             (h) the Operating Agent shall not have received an Investment Base Certificate as required by Section 2.03(a).

             (f) The Purchase Agreement is hereby amended by adding the following new Section 5.01(h) thereto:

                 (h) License for Use of Software and Other
             Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, each of the Seller and Servicer hereby grants to the Operating Agent on behalf of the Purchaser a license to use, without charge, the Seller's or the Servicer's (as the case may be) computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, in each case solely as it pertains to the Transferred Receivables, or any rights to any of the foregoing, in the advertising for sale, and selling any of the Transferred Receivables, or exercising of any other remedies hereto, and each of the Seller and the Servicer agrees that its rights under all such licenses and franchise agreements shall inure to the Operating Agent's benefit (on behalf of itself and the Purchaser). Except upon the occurrence and continuation of a Termination Event under Section 9.01(c) or (d), the Operating Agent and the Purchaser agree not to use any such license without giving the Seller and the Servicer notice.

             (g) Article VI of the Purchase Agreement is hereby deleted in its entirety, and the replacement Article VI attached hereto as Exhibit A is substituted in lieu thereof.

             (h) Section 9.01(y) of the Purchase Agreement is hereby deleted in its entirety and the following new Section 9.01(y) is hereby substituted in lieu thereof:

             (y) (i) the Credit Facility shall be terminated, (ii) an event of default shall have occurred under the Credit Facility, or
             (iii) by the 40th day prior to the then-current expiration date of the Credit Facility, Cone Mills shall not have obtained either (a) a refinancing or an extension of the Credit Facility on terms acceptable to the Purchaser, the Operating Agent and the Collateral Agent or (b) a binding written commitment for such refinancing or extension on terms acceptable to the Purchaser, the Operating Agent and the Collateral Agent, and in either such case with the Credit Facility Lenders or with another lender or lenders acceptable to the Purchaser, the Operating Agent and the Collateral Agent.

             (i) Annex G to the Purchase Agreement is hereby deleted in its entirety and the revised Annex G attached to this Amendment as Exhibit B is hereby substituted in lieu thereof.

             (j) Annex 5.02(b) to the Purchase Agreement is hereby deleted in its entirety and the revised Annex 5.02(b) attached to this Amendment as Exhibit C is hereby substituted in lieu thereof.

             (k) Annex 3 to the Purchase Agreement is hereby deleted in its entirety and the revised Annex 3 attached to this Amendment as Exhibit D is hereby substituted in lieu thereof.

             (l) Annex X to the Securitization Agreements is hereby amended by adding the following new definitions thereto:

             "Collection Account Deficiency" shall mean, as of any Business Day, the amount (if any) by which the amounts necessary to make the payments required under Sections 6.04(a)(i) and (iii) of the Purchase Agreement exceed the amounts transferred to the Operating Agent on such date pursuant to Sections 6.03(a)(i), 6.03(b)(i), and 6.03(c)(i) of the Purchase Agreement.

             "Seventh Amendment Effective Date" shall mean April 23, 2001.

             (m) Annex X to the Securitization Agreements is hereby further amended by deleting therefrom the definition of the term "Collection Account" and by substituting the following new definition in lieu thereof:

             "Collection Account" shall mean that certain segregated deposit account established by the Purchaser and maintained with the Depositary designated as the "GE CAF Depository Account CFN4450," account number 50-232-854, ABA No. 021 001 033, Reference CFN4550 Cone Receivables II LLC or such other account established in accordance with the requirements set forth in Section 6.01(b)(iii) of the Purchase Agreement.

             (n) The definition of the term "Deferred Purchase Price Collections" set forth in Annex X to the Securitization Agreements is hereby amended by adding the following language immediately after the words "Retention Account" therein: "(or, if and for so long as GE Capital is the Purchaser, amounts paid to the Operating Agent for the account of such Purchaser)".

             (o) Annex X to the Securitization Agreements is hereby amended by deleting therefrom the definition of the term "Fee Letter" and by substituting the following new definition of such term in lieu thereof:

             "Fee Letter" shall mean that certain letter agreement dated April 23, 2001, among the Seller, Cone Mills and the
             Purchaser.

             (p) Annex X to the Securitization Agreements is hereby further amended by deleting therefrom the definition of the term "Lockbox Agreement" and by substituting the following new definition in lieu thereof:

             "Lockbox Agreement" shall mean any agreement among an Originator, the Seller, GE Capital, as agent, and a Lockbox Bank with respect to a Lockbox and Lockbox Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Lockbox Account are held by such Lockbox Bank as custodian for GE Capital, as agent, (b) such Lockbox Bank has no rights of setoff or recoupment or any other claim against such Lockbox Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Lockbox Account and for returned checks or other items of payment and (c) such Lockbox Bank agrees to forward all Collections received in such Lockbox Account to the Collection Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Operating Agent.

             (q) The definition of the term "Retained Monthly Yield" set forth in Annex X to the Securitization Agreements is hereby amended by adding the following language immediately after the words "Retention Account" therein:
"(or, if and for so long as GE Capital is the Purchaser, amounts paid to the Operating Agent for the account of such Purchaser)".

             (r) The definition of the term "Retained Servicing Fee" set forth in Annex X to the Securitization Agreements is hereby amended by adding the following language immediately after the words "Retention Account" therein:
"(or, if and for so long as GE Capital is the Purchaser, amounts paid to the Operating Agent for the account of such Purchaser)".

             (s) The definition of the term "Retained Unused Facility Fee" set forth in Annex X to the Securitization Agreements is hereby amended by adding the following language immediately after the words "Retention Account" therein: "(or, if and for so long as GE Capital is the Purchaser, amounts paid to the Operating Agent for the account of such Purchaser)".

             (t) Annex X to the Securitization Agreements is hereby further amended by deleting therefrom the definition of the term "Retention Account Deficiency".

             (u) Annex X to the Securitization Agreements is hereby further amended by deleting the words "the Purchaser" from the definition of the term "Retention Account" set forth therein and by substituting, in lieu thereof, the word "Redwood."

             (v) Annex X to the Securitization Agreements is hereby further amended by deleting therefrom the definition of the term "Special Limit" and by substituting the following new definition of such term in lieu thereof:

                   "Special Limit" means collectively for Levi Strauss,
             Levi Strauss Canada, and Levi Strauss Europe (collectively, the "Levi Strauss Obligors") and as of any date of determination thereof, (i) 15% if the Levi Strauss Fixed Charge Coverage Ratio at such time is greater than 1.40:1.00,
             (ii) 10% if the Levi Strauss Fixed Charge Coverage Ratio at such time is greater than 1.25:1.00 but less than or equal to 1.40:1.00, or (iii) 5% if the Levi Strauss Fixed Charge Coverage Ratio at such time is less than or equal to 1.25:1.00. Notwithstanding any of the foregoing, (i) if and for so long as more than 50% in aggregate Outstanding Balance at any one time of the aggregate Receivables owed by the Levi Strauss Obligors are greater than 60 days past their respective Maturity Dates or 90 days past their respective original invoice dates, the Special Limit shall not exceed 10%, and (ii) the Special Limit for the Levi Strauss Obligors thereafter shall not exceed 10% from and after the 30th day prior to the expiration date of the Credit Facility as then in effect unless and until (a) the Credit Facility as then in effect has been extended for a period acceptable to the Purchaser, the Operating Agent and the Collateral Agent or refinanced on terms acceptable to the Purchaser, the Operating Agent and the Collateral Agent or (b) Cone Mills shall have obtained a legally binding written commitment for such refinancing or extension on terms acceptable to the Purchaser, the Operating Agent and the Collateral Agent, and in either such case with the Credit Facility Lenders or with another lender or lenders acceptable to the Purchaser, the Operating Agent and the Collateral Agent. The Special Limit may be changed at any time at the sole discretion of the Operating Agent and, in the case of an increase only, upon satisfaction of the Rating Agency Condition with respect thereto.

             (w) Schedule 4.01(r) to the Purchase Agreement shall be deleted in its entirety and the updated Schedule 4.01(r) attached hereto as Exhibit E shall be substituted in lieu thereof.

         3. No Other Waivers or Amendments. Except for the waivers and amendments of the Securitization Agreements expressly set forth and referred to in Section 1 and Section 2 above, the Securitization Agreements shall remain unchanged and in full force and effect.

         4. Representations and Warranties. Each Company hereby represents and warrants to Redwood and GECC (in its capacities as Purchaser, the Operating Agent and the Collateral Agent) that (i) this Amendment has been duly authorized, executed and delivered by each Company, (ii) after giving effect to this Amendment, no Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event has occurred and is continuing as of the date of this Amendment, and (iii) all of the representations and warranties made by each Company in the Securitization Agreements are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representation or warranty expressly referred to a specific prior date). Any breach in any material respect by any Company of any of its representations and warranties contained in this
Section 4 shall be a Termination Event and an Event of Servicer Termination for all purposes of the Securitization Agreements.

         5. Ratification. Each Company hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Securitization Agreements and all other documents delivered by such Company in connection therewith (including without limitation the other Related Documents to which each Company is a party), effective as of the date hereof.

         6. Waiver by the Companies. Each of the Companies hereby waives any claim, defense, demand, action or suit of any kind or nature whatsoever against the Purchaser, the Operating Agent or the Collateral Agent arising on or prior to the date of this Amendment in connection with any of the Securitization Agreements or the transactions contemplated thereunder.

         7. Condition Precedent to Effectiveness. This Amendment shall become effective, upon the Seventh Amendment Effective Date, subject to the satisfaction of the following conditions on or prior to such date:

             (a) the receipt by the Operating Agent of this Amendment, duly executed, completed and delivered by each of the Companies, the Purchaser, the Operating Agent and the Collateral Agent;

             (b) the receipt by the Operating Agent of the Fee Letter of even date herewith (in form and substance satisfactory to the Purchaser) duly executed and delivered by CRLLC, Cone Mills, and the Operating Agent;

             (c) the receipt by the Operating Agent of an Investment Base Certificate dated as of the Seventh Amendment Effective Date;

             (d) the delivery by the Operating Agent of a notice to each lockbox bank in the form set forth as Exhibit F, with respect to each of the Lockbox Accounts maintained with such bank;

             (e) the receipt by the Operating Agent of all fees and expenses payable to the Purchaser, the Collateral Agent, or the Operating Agent, respectively, in connection with this Amendment, including without limitation any fees specified in the aforesaid Fee Letter and the reasonable legal fees and other reasonable out of pocket expenses of the Purchaser, the Collateral Agent, or the Operating Agent incurred in connection with this Amendment; and

             (f) Each of CRLLC, Cone Mills and CFT shall have consented in writing to the execution, delivery and performance of the Redwood Assignment.

         8. Reimbursement of Expenses. Each Company hereby agrees that it shall reimburse the Purchaser, the Collateral Agent, and the Operating Agent on demand for all reasonable costs and expenses (including without limitation reasonable attorney's fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

         9. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

         10. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Company hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         11. Counterparts. This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

         12. Entire Agreement. The Securitization Agreements as amended and supplemented by this Amendment embody the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

         13. Cone Mills' and GECC's Capacities. Cone Mills is executing and delivering this Amendment both in its capacity as an Originator under the Transfer Agreement and as the Servicer under the Purchase Agreement and all references herein to "Cone Mills" shall be deemed to include it in both such capacities unless otherwise expressly indicated. GECC is executing and delivering this Amendment both in its capacity as the Purchaser, as the Operating Agent for the Purchaser, and as the Collateral Agent for the Purchaser and the Purchaser Secured Parties, and all references herein to "GECC" shall be deemed to include it in all such capacities unless otherwise expressly indicated.

         14. Lockbox Account Agreement Amendments. On or before April 27, 2001, CRLLC and Cone Mills shall cause Bank of America, N.A. to enter into a written amendment with CRLLC, Cone Mills and the Operating Agent of each of the Lockbox Account Agreements with such bank in the form of Exhibit G.



               [remainder of this page intentionally left blank]

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.


                             CONE RECEIVABLES II LLC


                             By /s/ Douglas Beelendorf
                             Name: Douglas Beelendorf
                             Title: Treasurer


                             CONE MILLS CORPORATION, as an
                             Originator and as Servicer

                             By  /s/ W. Scott Wenhold
                             Name: W. Scott Wenhold
                             Title: Treasurer


                             CONE FOREIGN TRADING LLC

                             By /s/ Neil W. Koonce
                             Name:  Neil W. Koonce
                             Title:  Vice President


                             GENERAL ELECTRIC CAPITAL CORPORATION, as Purchaser, as Operating Agent and as Collateral Agent

                             By /s/ Craig Winslow
                             Name:  Craig Winslow
                             Title:   Duly Authorized Signatory

                                    EXHIBIT A

                                   ARTICLE VI

                          COLLECTIONS AND DISBURSEMENTS

                  SECTION 6.01      Establishment of Deposit Accounts.

                  (a)      The Lockbox Accounts.

                           (i) The Seller has established with each Lockbox Bank
                  one or more Lockbox Accounts. The Seller agrees that prior to the Facility Termination Date the Operating Agent, and from and after the Facility Termination Date the Collateral Agent, shall have exclusive dominion and control of each Lockbox Account and all monies, instruments and other property from time to time on deposit therein. The Seller shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Lockbox Account except as provided in Section 6.01(b)(ii).

                           (ii) The Seller and the Servicer have instructed all
                  existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Operating Agent (each a "Lockbox" and collectively the "Lockboxes") or (B) by wire transfer or moneygram directly to a Lockbox Account. Schedule 4.01(r) lists all Lockboxes and all Lockbox Banks at which the Seller maintains Lockbox Accounts as of the Closing Date, and such schedule correctly identifies (1) with respect to each such Lockbox Bank, the name, address and telephone number thereof,
                  (2) with respect to each Lockbox Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Seller and the Servicer shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Lockbox Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, each of the Seller and the Servicer shall deposit or cause to be deposited into a Lockbox Account all cash, checks, money orders or other proceeds of Transferred Receivables or Seller Collateral received by it other than in a Lockbox or a Lockbox Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Collateral Agent. Neither the Seller nor the Servicer shall make any deposits into a Lockbox or any Lockbox Account except in accordance with the terms of this Agreement or any other Related Document.

                           (iii) If, for any reason, a Lockbox Agreement
                  terminates or any Lockbox Bank fails to comply with its obligations under the Lockbox Agreement to which it is a party, then the Seller shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Lockbox Account maintained at any such Lockbox Bank to make all future payments to a new Lockbox Account in accordance with this Section 6.01(a)(iii). The Seller shall not close any such Lockbox Account unless it shall have (A) received the prior written consent of the Operating Agent and the Collateral Agent, (B) established a new account with the same Lockbox Bank or with a new depositary institution satisfactory to the Operating Agent and the Collateral Agent, (C) entered into an agreement covering such new account with such Lockbox Bank or with such new depositary institution substantially in the form of such Lockbox Agreement or that is satisfactory in all respects to the Operating Agent and the Collateral Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Lockbox Account, such new agreement shall become a Lockbox Agreement and any new depositary institution shall become a Lockbox Bank), and
                  (D) taken all such action as the Collateral Agent shall require to grant and perfect a first priority Lien in such new Lockbox Account to the Purchaser under Section 8.01 of this Agreement. Except as permitted by this Section 6.01(a), neither the Seller nor the Servicer shall open any new Lockbox or Lockbox Account without the prior written consent of the Operating Agent and the Collateral Agent.

                  (b)      Collection Account.

                           (i) The Purchaser has established and shall maintain
                  the Collection Account with the Depositary. The Seller and the Purchaser agree that prior to the Facility Termination Date the Operating Agent, and from and after the Facility Termination Date the Collateral Agent, shall have exclusive dominion and control of the Collection Account and all monies, instruments and other property from time to time on deposit therein.

                           (ii) The Operating Agent or the Collateral Agent (as
                  the case may be) shall instruct each Lockbox Bank to transfer, on each Business Day and in same day funds, all available funds in each Lockbox Account to the Collection Account, and the Seller shall cause each Lockbox Bank to make such transfer. The Purchaser, the Operating Agent and the Collateral Agent may deposit into the Collection Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred

                  Receivables. On each Business Day prior to the Facility Termination Date the Operating Agent shall instruct and cause the Depositary (which instruction may be in writing or by telephone confirmed promptly thereafter in writing) to release funds on deposit in the Collection Account in the order of priority set forth in Section 6.03. On each Business Day from and after the Facility Termination Date the Collateral Agent shall apply all amounts when received in the Collection Account in the order of priority set forth in Section 6.05.

                           (iii) If, for any reason, the Depositary wishes to
                  resign as depositary of the Collection Account or fails to carry out the instructions of the Operating Agent or the Collateral Agent, then the Operating Agent or the Collateral Agent shall promptly notify the Purchaser Secured Parties. The Purchaser shall not close the Collection Account unless it shall have (A) received the prior written consent of the Operating Agent and the Collateral Agent, (B) established a new deposit account with the Depositary or with a new depositary institution satisfactory to the Operating Agent and the Collateral Agent, (C) entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Operating Agent and the Collateral Agent (whereupon such new account shall become the Collection Account for all purposes of this Agreement and the other Related Documents), and (D) taken all such action as the Collateral Agent shall require to grant and perfect a first priority Lien in such new Collection Account to the Collateral Agent under the Collateral Agent Agreement.

                  (c) Retention Account. The Purchaser (if other than GE Capital) has established and shall maintain the Retention Account with the Depositary. The Seller and the Purchaser agree that prior to the Facility Termination Date the Operating Agent, and from and after the Facility Termination Date the Collateral Agent, shall have exclusive dominion and control of the Retention Account and all monies, instruments and other property from time to time on deposit therein. Notwithstanding anything herein to the contrary, if and for so long as GE Capital is the Purchaser, all amounts which are required by the terms of this Agreement to be transferred to the Retention Account shall be transferred instead directly to such Purchaser.

                  (d) Collateral Account. The Purchaser (if other than GE Capital) has established and shall maintain the Collateral Account with the Depositary. The Seller and the Purchaser agree that the Operating Agent shall have exclusive dominion and control of the Collateral Account and all monies, instruments and other property from time to time on deposit therein. Notwithstanding anything herein to the contrary, if and for so long as GE Capital is the Purchaser, all amounts which are required by the terms of this Agreement to be transferred to the Collateral Account shall be transferred instead directly to such Purchaser.

                  SECTION 6.02  Funding of Collection Account.

                  (a) As soon as practicable, and in any event no later than 11:00 a.m. (New York time) on each Business Day:

                      (i) the Operating Agent or the Collateral Agent (as
                  the case may be) and the Seller shall cause the Lockbox Bank to make the transfer to the Collection Account required to be made on such Business Day pursuant to Section 6.01(b)(ii);

                      (ii) the Purchaser or the Operating Agent shall, or
                  shall cause the Collateral Agent to, deposit in the Collection Account the amount, if any, required pursuant to Section 2.04(b)(i);

                      (iii)    [intentionally omitted];

                      (iv) if, on the immediately preceding Business Day,
                  the Operating Agent shall have notified the Seller of any Purchase Excess pursuant to Section 2.11, then the Seller shall deposit cash in the amount of such Purchase Excess in the Collection Account;

                      (v) if on such Business Day the Seller is required to
                  make other payments under this Agreement not previously retained out of Collections (including Additional Amounts and Indemnified Amounts not previously paid), then the Seller shall deposit an amount equal to such payments in the Collection Account;

                      (vi) if, on the immediately preceding Business Day,
                  any Originator made a capital contribution or repurchased a Transferred Receivable pursuant to Section 4.04 of the Transfer Agreement, or made a payment as a result of any Dilution Factors pursuant to Section 4.02(o) of the Transfer Agreement, then the Seller shall deposit cash in the amount so received from such Originator for such contribution, repurchase or payment in the Collection Account; and

                      (vii) the Servicer shall deposit in the Collection
                  Account the Outstanding Balance of any Transferred Receivable it elects to pay pursuant to Section 7.04.

                  (b) If, on or before 4:00 p.m. (New York time) on any Business Day, the Operating Agent shall have notified the Seller of any Collection Account Deficiency pursuant to Section 6.04(b), then the Seller shall deposit cash in the amount of such deficiency in the Collection Account no later than 11:00 a.m. (New York time) on the immediately following Business Day.

                  SECTION 6.03 Daily Disbursements From the Collection Account and Related Sub-Accounts; Revolving Period. On each Business Day during the

Revolving Period, and following the transfers made pursuant to Section 6.02, the Operating Agent shall disburse all amounts then on deposit in the Collection Account and its related subaccounts in the following priority:

                  (a) with respect to amounts on deposit in the Collection
Account:

                      (i) to the Operating Agent, the amount of any Collection
                  Account Deficiency deposited pursuant to Section 6.02(b);

                      (ii) to the Deferred Purchase Price Sub-Account, the
                  amount of all Deferred Purchase Price Collections deposited in the Collection Account on that day;

                      (iii) to the Capital Investment Sub-Account, the balance
                  of any amounts remaining after making the foregoing disbursements;

                  (b) with respect to amounts on deposit in the Deferred Purchase Price Sub-Account after making the transfers required by Section 6.03(a):

                      (i) to the Operating Agent, an amount equal to the sum of

                          (A) Daily Yield;

                          (B) the Yield Shortfall as of the immediately
                      preceding Business Day;

                          (C) the Servicing Fee;

                          (D) the Servicing Fee Shortfall as of the immediately
                      preceding Business Day;

                          (E) the Unused Facility Fee; and

                          (F) the Unused Facility Fee Shortfall as of the
                      immediately preceding Business Day;

                      (ii) to the Capital Investment Sub-Account, an amount
                  equal to the Dilution Funded Amount;

                      (iii) if the Deferred Purchase Price Adjustment is
                  less than zero, then to the Capital Investment Sub-Account an amount equal to the absolute value of the Deferred Purchase Price Adjustment;

                      (iv) to an account previously designated by the
                  Seller, in partial payment of the Deferred Purchase Price, the balance of any amounts remaining after making the foregoing disbursements; and

                  (c) with respect to amounts on deposit in the Capital Investment Sub-Account after making the transfers required by Section 6.03(a):

                      (i) to the Operating Agent, an amount equal to the
                  sum of any Yield Shortfall, any Servicing Fee Shortfall and any Unused Facility Fee Shortfall following the transfer made pursuant to Section 6.03(b)(i);

                      (ii) to the Operating Agent (or, in the case of
                  Indemnified Amounts or Additional Amounts for the account of the applicable Purchaser Indemnified Person or Affected Party, respectively), an amount equal to the deposits made in the Collection Account pursuant to Section 6.02(a)(v) and not otherwise disbursed pursuant to Section 6.03(a)(i);

                      (iii) to the Operating Agent, an amount equal to any
                  Purchase Excess;

                      (iv) if the Deferred Purchase Price Adjustment is
                  greater than zero, then to the Seller an amount equal to the Deferred Purchase Price Adjustment as partial payment of the Deferred Purchase Price; and

                      (v) the balance of any amounts remaining after making
                  the foregoing disbursements, at the Seller's option, (A) to an account previously designated by the Seller as payment of the Cash Purchase Price for Purchases made on such day or (B) if, pursuant to a Repayment Notice, the Seller has requested to reduce the Capital Investment of the Purchaser, then to the Purchaser, the lesser of (1) the amount of such requested reduction of Capital Investment and (2) such balance.

                  SECTION 6.04 Revolving Period Settlement Procedures.

                  (a) On each Business Day, the amounts transferred to the Operating Agent pursuant to Sections 6.03(a)(i), 6.03(b)(i), 6.03(c)(i),and 6.03(c)(iii) shall be disbursed by the Operating Agent in the following priority:

                      (i) to the Purchaser (or, if applicable, any Purchaser
                  Indemnified Person), an amount equal to:

                          (A) the accrued and unpaid Daily Yield as of such
                      date;

                          (B) all Additional Amounts incurred and payable to any
                      Affected Party as of such date;

                          (C) all other amounts accrued and payable
                      under this Agreement as of such date (including Indemnified Amounts incurred and payable to any Purchaser Indemnified Person) to the extent not already transferred pursuant to Section 6.03(c)(ii); and

                          (D) if a Purchase Excess exists on such date, an
                      amount equal to such excess;

                      (ii) [intentionally omitted];

                      (iii) to the Servicer on behalf of the Seller, an amount
                  equal to its accrued and unpaid Servicing Fee as of such date;

                      (iv) [intentionally omitted]; and

                      (v) the balance remaining after retaining or disbursing the foregoing amounts to an account previously designated by the Seller.

                  (b) No later than 4:00 p.m. (New York time) on each Business Day, the Operating Agent shall determine and notify the Seller of any Collection Account Deficiency for the immediately preceding Business Day, and the Seller shall deposit cash in the amount of such Collection Account Deficiency to the Collection Account pursuant to Section 6.02(b).

                  (c) Notwithstanding anything herein to the contrary, any and all funds on deposit in the Collateral Account or the Retention Account as of the Seventh Amendment Effective Date shall be applied on such date pursuant to this Section 6.04 as in effect immediately prior to the Seventh Amendment Effective Date and as if the Seventh Amendment Effective Date was a Settlement Date.

                  SECTION 6.05 Liquidation Period Settlement Procedures. On each Business Day from and after the Facility Termination Date until the Termination Date, the Collateral Agent shall:

                  (a) as soon as practicable, transfer all amounts (if any) then on deposit in the Retention Account to the Collection Account;

                  (b) transfer all amounts in the Collection Account in the following priority:

                      (i) to the Deferred Purchase Price Sub-Account, an amount
                  equal to all Deferred Purchase Price Collections deposited in the Collection Account on such day; and

                      (ii) to the Capital Investment Sub-Account, the balance
                  of any amounts remaining after making the foregoing disbursement;

                  (c) transfer all amounts in the Deferred Purchase Price Sub-Account (after making the transfers required by Section 6.05(b)), in the following priority:

                      (i) if an Event of Servicer Termination has occurred
                  and a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02, then to the Successor Servicer an amount equal to its accrued and unpaid Successor Servicing Fees and Expenses;

                      (ii) to the Purchaser, an amount equal to accrued and
                  unpaid CP Interest Amount as of such date;

                      (iii) [intentionally omitted];

                      (iv) [intentionally omitted];

                      (v)  [intentionally omitted];

                      (vi) to the Capital Investment Sub-Account:

                           (A) an amount equal to the Dilution Funded Amount;
                      and

                           (B) the balance of any amounts remaining after making
                      the disbursements set forth in Sections
                      6.05(c)(i)-(vi)(A);

                           (vii) [intentionally omitted];

                           (viii) to the Purchaser, an amount equal to (A)
                  accrued and unpaid Daily Yield plus any Prepayment Fee then due and unpaid minus (B) the aggregate amounts paid pursuant to Sections 6.05(c)(ii), (iv), (v) and (vii);

                           (ix) if an Event of Servicer Termination shall not
                  have occurred, to the Servicer in an amount equal to its accrued and unpaid Servicing Fee; and

                           (x) upon payment in full of all amounts set forth in
                  Sections 6.05(d)(i) through (d)(viii) below, the balance of any amounts remaining to an account previously designated by the Seller as partial payment of the Deferred Purchase Price; and

                  (d) transfer all amounts in the Capital Investment Sub-Account, in the following priority:

                           (i) to the Purchaser, an amount equal to:

                              (A) accrued and unpaid CP Interest Amount as of
                  such date to the extent not paid under Sections 6.05(c)(ii) and 6.05(c)(viii); and

                              (B) the principal of all Capital Investment;

                           (ii) [intentionally omitted];

                           (iii) [intentionally omitted];

                           (iv) [intentionally omitted];

                           (v) to the Purchaser, an amount equal to:

                               (A) all Additional Amounts incurred and payable
                           to any Affected Party; and

                               (B) all Indemnified Amounts incurred and payable
                           to any Purchaser Indemnified Person;

                           (vi) [intentionally omitted];

                           (vii) to the Purchaser, an amount equal to (A)
                  accrued and unpaid Daily Yield plus any Prepayment Fee then due and unpaid, minus (B) the aggregate amounts paid pursuant to Sections 6.05(c)(ii), 6.05(c)(iv), 6.05(c)(v),
                  6.05(c)(vii), 6.05(c)(viii), 6.05(d)(i)(A), 6.05(d)(iii)(A),
                  6.05(d)(iv)(A) and 6.05(d)(vi)(A);

                           (viii) If an Event of Servicer Termination shall not
                  have occurred, to the Servicer in an amount equal to its accrued and unpaid Servicing Fee; and

                           (ix) to an account previously designated by the
                  Seller, the balance of any funds remaining after payment in full of all amounts set forth in Sections
                  6.05(d)(i)-(d)(viii).

                  SECTION 6.06 Investment of Funds in Accounts. To the extent uninvested amounts are on deposit in the Collateral Account or the Retention Account on any given day during the Revolving Period, the Operating Agent shall invest all such amounts in Permitted Investments selected by the Operating Agent that mature no later than (a) the immediately succeeding Business Day, in the case of the Collateral Account, and (b) the immediately succeeding Settlement Date, in the case of the Retention Account. From and after the Facility Termination Date, any investment of such amounts shall be solely at the discretion of the Operating Agent, subject to the restrictions described above. Notwithstanding anything herein to the contrary, any and all funds on deposit in the Retention Account or Collateral Account shall not be so invested if and for so long as GE Capital is the Purchaser.

                  SECTION 6.07      Termination Procedures.

                  (a) On the earlier of (i) the first Business Day after the Facility Termination Date on which the Capital Investment has been reduced to zero or (ii) the Final Purchase Date, if the obligations to be paid pursuant to
Section 6.05 have not been paid in full, the Seller shall immediately deposit in the Collection Account an amount sufficient to make such payments in full.

                  (b) On the Termination Date, all amounts on deposit in the Collection Account and the Retention Account shall be disbursed to the Seller. Such disbursement shall constitute the final payment to which the Seller is entitled pursuant to the terms of this Agreement.

                                    EXHIBIT B

                                                  Annex G to Purchase Agreement

                               Financial Covenants

                  (a) Minimum Fixed Charge Coverage Ratio. Cone Mills and its Subsidiaries shall have on a consolidated basis, as of the end of each fiscal quarter set forth below, a Fixed Charge Coverage Ratio for the Rolling Period then ended of not less than the applicable ratio set forth below:

                      Fiscal Quarter                     Minimum Fixed Charge
                      Ending:                            Coverage Ratio:
                      --------------                     --------------------

                      April 1, 2001                        0.60 to 1.0

                      July 1, 2001                         0.50 to 1.0

                      October 1, 2001 and                  0.80 to 1.0
                      Each Fiscal Quarter
                      thereafter

                  (b) Minimum Tangible Net Worth. Cone Mills and its Subsidiaries on a consolidated basis shall have a Tangible Net Worth, as of the Third Amendment Effective Date and as of the end of the fiscal quarter ending April 1, 2001, July 1, 2001 or October 1, 2001, of not less than $120,000,000.
Thereafter, Cone Mills and its Subsidiaries on a consolidated basis shall have, as of the end of each fiscal year ending on or after December 31, 2001 (each such fiscal year herein called the "Subject Fiscal Year") and as of the end of the first three fiscal quarters of the immediately succeeding fiscal year, a Tangible Net Worth of not less than the sum of (i) the minimum Tangible Net Worth required hereunder for the fiscal year which immediately preceded the Subject Fiscal Year (or, where the Subject Fiscal Year is the fiscal year ending December 31, 2001, the sum of $120,000,000) plus (ii) an amount equal to twenty-five percent (25%) of the positive net income of Cone Mills and its Subsidiaries on a consolidated basis for the Subject Fiscal Year plus (iii) an amount equal to one hundred percent (100%) of the amount of any equity raised by or capital contributed to Cone Mills during the Subject Fiscal Year.

                  (c) Receivable Performance Covenants. The Seller shall not violate or fail to comply with any of the following covenants as of any Settlement Date:

                  (i) Default Ratio shall be less than 5.5%;

                  (ii) Delinquency Ratio shall be less than 2.2%;

                  (iii) Gross Dilution Ratio shall be less than 4.0%;

                  (iv) Receivables Collection Turnover shall be less than 65 days; and

                  (v) Seller's Net Worth Percentage shall not be less than 5.0%.

                  (d) Capitalized terms used in this Annex G and not otherwise defined below shall have the respective meanings ascribed to them in Annex X.

                  "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Debt) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, but excluding expenditures under Capital Leases and any expenditures financed by the incurrence of Debt other than under the Purchase Agreement or the Credit Facility. If the expenditures cannot be specifically identified and linked to the incurrence of Debt (other than the incurrence of Debt other than under the Purchase Agreement or Credit Facility), then such exclusion from this definition of Capital Expenditures shall be determined by and based on the judgment of the Operating Agent. For purposes of this Annex G, Capital Expenditures shall include investments in and advances by Cone Mills and its Subsidiaries to unconsolidated affiliates as determined on a consolidated basis.

                  "EBITDA" shall mean, with respect to Cone Mills and its Subsidiaries for any fiscal period, an amount equal to (a) consolidated Net Income for such period, minus (b) the sum, without duplication, of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated Net Income, in each case to the extent included in the calculation of consolidated Net Income of such Person for such period in accordance with GAAP, plus (c) the sum, without duplication, of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) Restructuring Charges, and (vii) the amount of any deduction to consolidated Net Income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated Net Income of such Person for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated Net Income of a Person: (A) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (B) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Debt, of such Person, (H) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and
(I) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

                  "Fixed Charges" shall mean, with respect to any Person for any fiscal period, the aggregate of (a) all Interest Expense paid or accrued during such period, plus (b) all cash income taxes paid during such period plus (c) scheduled payments of principal with respect to Debt (other than Debt of a type described in parts (f) or (g) of the definition of such term in Annex X) made or due during such period, plus (d) scheduled reductions in availability under the Credit Facility, plus (e) cash dividends or other cash distributions on such Person's Stock (common or preferred) made or paid during such period.

                  "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (i) EBITDA less Capital Expenditures to (ii) Fixed Charges.

                  "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined on a consolidated basis in accordance with GAAP for the relevant period ended on such date, including (a) amortization of original issue discount on any Debt and of all fees payable in connection with the incurrence of such Debt (to the extent included in interest expense), (b) the interest component of any Capital Lease Obligation, (c) with respect to Cone Mills and Seller only, Redwood Yield and fees (other than servicing fees), (d) with respect to Cone Mills only, amounts paid or payable by Cone Mills under the Morgan Swap Agreement, and (e) with respect to Cone Mills only, net cash paid with respect to interest, discount, yield, and fees owed by Cone Mills or any of its Subsidiaries under the Existing Receivables Purchase Facility.

                  "Net Income" shall mean, with respect to Cone Mills and its Subsidiaries on a consolidated basis and for any period, the after taxes net income or loss of Cone Mills and its Subsidiaries as it would appear on a consolidated statement of income of Cone Mills and its Subsidiaries for such period prepared in accordance with GAAP (such net income or loss shall (a) be net of extraordinary items and (b) include, to the extent the inclusion thereof is in accordance with GAAP, the equity of Cone Mills or any Subsidiary in the net income or loss of any other Person).

                  "Net Worth" shall mean, with respect to any Person as of any date of determination, (a) the book value of the assets of such Person, minus
(b) reserves applicable thereto, minus (c) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

                  "Net Worth Percentage" shall mean, as of any date of determination thereof, a fraction (expressed as a percentage) (a) the numerator of which equals the excess of the Seller's assets over its liabilities, in each case as determined in accordance with GAAP consistently applied, and (b) the denominator of which equals the aggregate Outstanding Balance of the Transferred Receivables.

                  "Restructuring Charges" shall mean, with respect to Cone Mills and its Subsidiaries on a consolidated basis, (i) for any Rolling Period shown below, any of the expenses related to Cone Mills' restructuring plans announced in the fourth quarter of 1998 and first quarter of 1999 relating to closing its Salisbury Plant, overhead downsizing and reorganization, the merger of the denim and sportswear fabric businesses into one unit and the corresponding reduction of the manufacturing staff, the closing of the Florence and Cliffside yarn manufacturing facilities, the restructuring, downsizing and reorganization of the Carlisle Plant, and inventory and related charges associated with these product realignments and plant closings, but at no time will the aggregate of the Restructuring Charges under this part (i) for any Rolling Period shown below exceed the amount listed below for such period:

                  Rolling Period ending                      Amount
                  ---------------------                      ------
                  July 4, 1999                             $33,800,000
                  October 3, 1999                          $36,800,000
                  January 2, 2000                          $19,500,000
                  April 2, 2000                            $5,000,000
                  July 2, 2000                             $5,000,000
                  October 1, 2000                          $2,000,000
                  Each fiscal quarter thereafter           $    0

; and (ii) solely with respect to each of the Rolling Periods ending on December 30, 2000, April 1, 2001 and July 1, 2001, any of the expenses related to Cone Mill's restructuring plans announced in the fourth quarter of 2000 relating to restructuring, downsizing, and reorganization of Cone Mill's Raytex Plant, but the amount of Restructuring Charges under this part (ii) shall be calculated on a pretax basis and shall not exceed in the aggregate the lesser of the actual pre-tax Restructuring Charges recorded or $45,000,000 (of which not more than $2,500,000 of such Restructuring Charges shall be cash charges at the time of the recording of the charge or in any subsequent Rolling Period thereafter).

                  "Rolling Period" shall mean, as of the end of any fiscal quarter of any person, the immediately preceding 4 fiscal quarters, including the fiscal quarter then ending.

                  "Tangible Net Worth" shall mean, with respect to any Person at any date, the Net Worth of such Person at such date, excluding, however, from the determination of the total assets at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangible items (excluding any intangible assets generated pursuant to FASB 132 relating to pension liabilities), (b) all unamortized debt discount and expense, (c) treasury Stock, and (d) any write-up in the book value of any asset resulting from a revaluation thereof.

                  (e) Rules of Construction Concerning Financial Covenants. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in any Related Document, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties thereto agree upon the required amendments thereto, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained therein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

                                    Exhibit C

                                  ANNEX 5.02(b)
                                       to
                               PURCHASE AGREEMENT

                               INVESTMENT REPORTS

                  The Seller shall furnish, or cause to be furnished, to the Purchaser, the Operating Agent and the Collateral Agent the following:

                  (a) As soon as available, and in any event no later than 11:00 a.m. (New York time) on each Business Day, (i) an Investment Base Certificate which shall be prepared by the Seller or the Servicer as of the previous Business Day, (ii) a certificate (the "Daily Liquidity Certificate"), in the form attached as Schedule 1 hereto, which shall be prepared by the Seller and the Servicer as of the previous Business Day; and (iii) a written report, in form and substance satisfactory to the Purchaser, the Operating Agent and the Collateral Agent, summarizing as of the previous Business Day all Transferred Receivables that are not Eligible Receivables;

                  (b) On the last Business Day of each week, a projected (cash based) cash flow statement of Cone Mills and its Subsidiaries for the 13-week period beginning on such date;

                  (c) On or before the 25th day after the end of each month, the following monthly certificates and reports delivered pursuant to the terms of the Credit Facility: (i) a compliance certificate, (ii) a borrowing base certificate, (iii) a consolidated statement of operations, (iv) a consolidated balance sheet, (v) a consolidated statement of cash flows and (vi) a consolidated statement of changes in stockholder equity; and

                  (d) Such other reports, statements and reconciliations with respect to the Investment Base or Seller Collateral as the Purchaser, the Operating Agent or the Collateral Agent shall from time to time request in its reasonable discretion.

                           Schedule 1 to Annex 5.02(b)

               DAILY LIQUIDITY CERTIFICATE AS OF _______________________

General Electric Capital Corporation
As Operating Agent
201 High Ridge Road
Stamford, CT 06927
Attn:  Cone Receivables II LLC Account Manager

Ladies and Gentlemen:

         This certificate is given pursuant to the Receivables Purchase and Servicing Agreement, dated as of September 1, 1999, as amended (the "Purchase Agreement"), by and among Cone Receivables II LLC, as seller (the "Seller"), Cone Mills Corporation, as servicer (the "Servicer"), and General Electric Capital Corporation, as purchaser (the "Purchaser"), as operating agent for the Purchaser (in such capacity, the "Operating Agent"), and as collateral agent for the Purchaser and the Purchaser Secured Parties (in such capacity, the "Collateral Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

         The undersigned hereby certify and represent that the following statements are true and correct on the date hereof:

1.       Total Cash on hand for Cone Mills and its Subsidiaries      $

2.       Less checks written but not yet cashed                      $

3        Net Cash on hand (sum of 1 minus 2)                         $

4.       Total A/R Availability under Purchase Agreement             $

5.       Less Outstandings under Purchase Agreement                  $

6.       A/R Availability Excess (Shortfall) (sum of 4 minus 5)      $

7.       Total Availability under the Credit Facility                $

8.       Less Outstandings under the Credit Facility                 $

9.       Credit Facility Availability Excess (Shortfall)
         (sum of 7 minus 8)                                          $

10.      Total Liquidity (sum of 3, 6 and 9)                         $

                                Very truly yours,

                                CONE RECEIVABLES II LLC, as Seller

                                By:
                                Name:
                                Title:

                                CONE MILLS CORPORATION, as Servicer

                                By:
                                Name:
                                Title:

                                    Exhibit D

                                                                       Annex 3

Determination of "Redwood Yield"

REDWOOD YIELD                  =       Sum of Daily Yields
                                       for each day in a Settlement Period

1. Daily Yield                 =       CP Interest Amount + Margin Amount

2. CP Interest Amount          =       Capital Investment x Daily Index Rate

3. Daily Index Rate            =       Index Rate / 360

4. Margin Amount               =       Prior to a Termination Event:
                                       Capital Investment x Daily Margin

                                       Subsequent to a Termination Event:
                                       Capital Investment x Daily Default Margin

Definitions

                  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in Annex X.

                  "Applicable Margin" shall mean 2.50%.

                  "Daily Margin" shall mean a per diem percentage rate at any time equal to (i) Applicable Margin as in effect at such time divided by (ii) 360.

                  "Daily Default Margin" shall mean per diem percentage rate at any time equal to (a) sum of (i) the Daily Margin as in effect at such time plus
(i) two percent (2.0%) divided by (b) 360.

                  "Index Rate" shall mean the latest rate for 30-day dealer placed commercial paper (which for purposes hereof shall mean high grade unsecured notes sold through dealers by major corporations in multiples of $100,000), which normally is published in the "Money Rates" section of The Wall Street Journal (or if such rate ceases to be so published, as quoted from such other generally available and recognizable independent source as the Operating Agent may reasonably select). Each change in any interest rate based upon the Index Rate shall take effect at the time of such change in the Index Rate.

                                    Exhibit E

                               Schedule 4.01(r) to
                             the Purchase Agreement

                        Deposit and Disbursement Accounts

Bank of America - Atlanta
P.O. Box 198543
Atlanta, GA 30384-8543

Associated Bank Account:
   Bank of America
   P.O. Box 830175
   Dallas, TX 75283-0175

   ABA # 111 000 012
   Account # 3750818293

Contact:
   Reggie Pretty
   101 S. Tryon Street
   NC1-002-28-14
   Charlotte, NC 28255 -0001

   704-386-4998 (phone)
   704-386-6467 (fax)

Bank of America - California
P.O. Box 21193
San Francisco, CA 94160

Associated Bank Account:
   Bank of America California
   1850 Gateway Blvd.
   Concord, CA 94520

   ABA # 121 000 358
   Account # 1233-0-02323

Contact:
   Gigi Juarez
   800-262-2726 ext. 57739 (phone)
   925-675-7531 (fax)

                                    Exhibit F

[For Bank of America, N.A. Lockboxes]

                                 April __, 2001

Bank of America, N.A.

--------------------

--------------------


Attention:


         RE: Lockbox Account Agreement (the "Agreement"), dated as of _____, 1999, by and among Bank of America, N.A. ("Bank"), Cone Mills Corporation (the "Servicer"), Cone Receivables II LLC (the "Company"), and General Electric Capital Corporation, acting in its capacity as Operating Agent and Collateral Agent (the "Agent")

Ladies and Gentlemen:

             All capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Agreement.

             Pursuant to Section 3 of the Agreement, the Company hereby instructs the Bank to determine, on each business day, the balance of all available funds on deposit in the Lockbox Account and automatically initiate a federal funds wire transfer not later than 10:00 a.m. (New York City time) each business day, of all available funds then on deposit in the Lockbox Account to the account designated below, or to such other account as may be designated in writing from time to time by the Agent (the "Collection Account"):

                           Bankers Trust Company
                           130 Liberty Street
                           New York, NY 10006
                           ABA No.:  021001033
                           Account No.: 50-232-854
                           Account Name: GE CAF Depository Account CFN4450
                           Reference:  CFN4550 Cone Receivables II LLC

             Please confirm your receipt of this letter by signing a copy of it in the space indicated below.

                                    Very truly yours,

                                    CONE RECEIVABLES II LLC


                                    By:
                                        ---------------------------------------
                                    Name:
                                          -------------------------------------
                                    Title:
                                           ------------------------------------


RECEIPT ACKNOWLEDGED:

BANK OF AMERICA, N.A.


By:
    --------------------------------
Name:
         ---------------------------
Title:
         ---------------------------

                                    Exhibit G

[For Bank of America, N.A. Lockboxes]

                                 April __, 2001

Bank of America, N.A.



Attention:

Cone Receivables II LLC
3101 North Elm Street - 3rd Floor
Greensboro, NC  27415-6540
Attention: Treasurer

Cone Mills Corporation
3101 North Elm Street
Greensboro, NC  27415-6540
Attention: Treasurer

         RE: Lockbox Account Agreement (the "Agreement"), dated as of _____, 1999, by and among Bank of America, N.A. ("Bank"), Cone Mills Corporation (the "Servicer"), Cone Receivables II LLC (the "Company"), and General Electric Capital Corporation, acting in its capacity as Operating Agent and Collateral Agent (the "Agent")

Ladies and Gentlemen:

             All capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Agreement.

             This letter confirms that the Bank, the Servicer, the Company and the Agent agree that, effective from and after April 23, 2001:

          (a) Section 3 of the Agreement shall be deleted in its entirety and the following new Section 3 shall be substituted in lieu thereof:

              3. Control of Lockbox and Lockbox Account. The Lockbox and the Lockbox Account shall be under the sole dominion and control of Agent and shall be maintained by Bank in the name of "Cone Receivables II LLC". Notwithstanding any provision herein to the contrary and except as set forth in paragraphs 6,7 and 8 below, the Bank shall honor only the instructions and directions of the Agent with respect to any transfer or withdrawal of funds from the Lockbox Account.

          (b) Section 4 of the Agreement shall be amended by adding the following new subsection (c) thereto:

              (c) Bank shall determine, on each business day, the balance of all available funds on deposit in the Lockbox Account and automatically initiate a federal funds wire transfer not later than 10:00 a.m. (New York City time) each business day, of all available funds then on deposit in the Lockbox Account to the account designated below, or to such other account as may be designated in writing from time to time by the Agent (the "Collection Account"):

                           Bankers Trust Company
                           130 Liberty Street
                           New York, NY 10006
                           ABA No.:  021001033
                           Account No.: 50-232-854
                           Account Name: GE CAF Depository Account CFN4450
                           Reference:  CFN4550 Cone Receivables II LLC

         (c) Section 10 of the Agreement shall be amended by deleting the language "(a) immediately transmit to such account as the Agent may designate by written notice to Bank" and by substituting, in lieu thereof, the following language: "(a) immediately transmit to the Concentration Account".

             Please confirm your agreement to the amendments set forth above in this letter by signing a copy of this letter in the space indicated below.

                                 Very truly yours,

                                 GENERAL ELECTRIC CAPITAL CORPORATION,
                                 as Operating Agent and Collateral Agent


                                 By:
                                    ----------------------------------------
                                    ____________, Duly Authorized Signatory

AGREED TO:

BANK OF AMERICA, N.A.


By:
    --------------------------------
Name:
         ---------------------------
Title:
         ---------------------------


CONE RECEIVABLES II LLC


By:
    --------------------------------
Name:
      ------------------------------
Title:
       -----------------------------


CONE MILLS CORPORATION


By:
    --------------------------------
Name:
      ------------------------------
Title:
       -----------------------------